EXHIBIT 99.1

NEWS RELEASE

For More Information Contact:
Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

ProAssurance Reports Results for First Quarter 2010
BIRMINGHAM, AL – (PRNewswire) – May 5, 2010 – ProAssurance (NYSE: PRA) Corporation reports Operating Income of $39.6 million or $1.21 per diluted share in the first quarter of 2010, a 22% increase over first quarter 2009 Operating Earnings per diluted share. Net Income for the quarter was $38.1 million or $1.16 per diluted share, a 38% increase over 2009’s first quarter Net Earnings per diluted share. ProAssurance’s Gross Premiums Written were $157 million, a 2% increase over first quarter 2009. Book Value per Share increased to $54.07 and Shareholders Equity grew to $1.76 billion, both increasing by 3% since year-end 2009.

Unaudited Consolidated Financial Summary
(in thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Gross Premiums Written	$157,178	$154,544
Net Premiums Written	$145,222	$142,387
Net Premiums Earned	$123,427	$103,891
Net Investment Income	$37,628	$34,569
Equity in Earnings (Loss) of Unconsolidated Subsidiaries	$2,986	$(1,428)
Net Realized Investment Gains (Losses)	$(2,404)	$(7,537)
Total Revenues	$163,958	$130,969
Guaranty Fund Assessments (Recoupments)	$(134)	$(190)
Interest Expense	$813	$627
Total Expenses	$110,717	$93,723
Tax Expense	$15,129	$8,880
Net Income	$38,112	$28,366
Operating Income	$39,588	$33,142
Net Cash Provided by Operating Activities	$47,776	$8,032

Earnings per Share
	Three Months Ended March 31,
	2010	2009
Weighted average number of common shares outstanding
Basic	32,447	33,367
Diluted	32,764	33,609
Net Income per share (Basic)	$1.17	$0.85
Net Income per share (Diluted)	$1.16	$0.84
Operating Income per share (Basic)	$1.22	$0.99
Operating Income per share (Diluted)	$1.21	$0.99

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Non-GAAP Financial Measures
Operating Income is a “Non-GAAP” financial measure that is widely used in our industry to evaluate the performance of underwriting operations. Operating Income excludes the after-tax effects of net realized gains or losses and guaranty fund assessments or recoupments. We believe it presents a useful view of the performance of our insurance operations. While we believe disclosure of certain Non-GAAP information is appropriate, you should not consider this information without also considering the information we present in accordance with GAAP, which includes the effect of net realized gains or losses and guaranty fund assessments or recoupments incurred during the years presented below. The following table reconciles Net Income to Operating Income.

Reconciliation of Net Income to Operating Income
(in thousands, except per share data)	Three Months Ended March 31,
	2010	2009
Net Income	$38,112	$28,366
Items excluded in the calculation of operating income:
Net Realized Investment (Gains) Losses	$2,404	$7,537
Guaranty Fund (Recoupments) Assessments	$(134)	$(190)
Pre-Tax Effect of Exclusions	$2,270	$7,437
Tax Effect at 35%	$(794)	$(2,571)
Operating Income	$39,588	$33,142
Per diluted common share:
Net Income	$1.16	$0.84
Effect of Adjustments	$0.05	$0.15
Operating Income Per Diluted Common Share	$1.21	$0.99

Key Ratios
	Three Months Ended March 31,
	2010	2009
Current Accident Year Loss Ratio	84.0%	84.3%
Prior Accident Year Loss Ratio	(20.2%)	(17.8%)
Net Loss Ratio	63.8%	66.5%
Expense Ratio	24.6%	22.8%
Combined Ratio	88.4%	89.3%
Operating Ratio	57.9%	56.1%
Return on Equity	8.8%	7.9%

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “This quarter we again see the merits of our steadfast dedication to the strength of our balance sheet while delivering the finest service, value and security to our insureds. Combining these attributes with the assurance of Treated Fairly helps us maintain our customer base and enhances our ability to add new business in the midst of a very challenging insurance environment.”

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Business Commentary

We wrote $6.3 million of new premium in our historical book of professional liability business in the first quarter of 2010. New premiums attributable to acquisitions were approximately $21.3 million, primarily from The PICA Group (PICA), which became part of ProAssurance on April 1, 2009.

Retention in our historical medical liability book, which we calculate on renewing physician policies, was 88% in the first quarter of 2010. PICA’s medical professional liability retention was 91%. Both percentages are essentially unchanged from the same periods last year.

Pricing on physician renewal premiums in our historical book of medical professional liability business averaged 2% lower than expiring premiums in the first quarter of 2010, compared to 4% less than expiring premiums in the prior year. PICA renewed its medical professional liability business with premiums that averaged 5% higher than expiring premiums, compared with premiums that averaged 2% higher in the prior year.

We had $25.0 million of favorable net loss reserve development in the first quarter, compared to $18.5 million in the first quarter of 2009. The favorable development was from prior accident years up to, and including, 2008, but primarily from accident years 2004 through 2007.

Investment Commentary

Our net investment result (Net Investment Income, plus net income from our investment in unconsolidated subsidiaries) for the first quarter of 2010 was $7.5 million higher than the first quarter of 2009, primarily due to improved returns on our treasury inflation protected securities. In addition, the returns from our various alternative investments improved in the quarter.

Our comprehensive online disclosure of our investment portfolio has been updated to provide details of our holdings at March 31, 2010. The disclosure is available under Supplemental Investor Information in the Investor Relations section of our website, www.ProAssurance.com.

Balance Sheet Highlights
	March 31, 2010	December 31, 2009
Shareholders’ Equity	$1,757,703	$1,704,595
Total Investments	$3,908,587	$3,838,222
Total Assets	$4,706,400	$4,647,414
Policy Liabilities	$2,803,781	$2,780,436
Accumulated Other Comprehensive Income (Loss)	$72,498	$59,254
Goodwill	$122,317	$122,317
Book Value per Share	$54.07	$52.59

Capital Management
We have approximately $115.4 million left in the outstanding share repurchase authorization granted by our Board in September, 2009. We did not purchase any stock in the first quarter.

About ProAssurance
ProAssurance Corporation is the nation’s largest independently traded specialty writer of medical professional liability insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past three years. ProAssurance is rated “A” (Strong) by Fitch Ratings; ProAssurance Group is rated “A” (Excellent)by A.M. Best.

Conference Call Information
Live: Thursday, May 6, 2010, 9:00 am et. Investors may dial (888) 430-8690 (toll free) or (719) 325-2474. The call will also be webcast on our website, www.ProAssurance.com, and on StreetEvents.com.

Replay: By telephone, through May 21, 2010 at (888) 203-1112 or (719) 457-0820, using access code 7003451. The replay will also be available through May 28, 2010 on our website, www.ProAssurance.com, and on StreetEvents.com.

Podcast: A replay, and other information about ProAssurance, is available on a free subscription basis through a link on the ProAssurance website or through Apple’s iTunes.

Caution Regarding Forward-Looking Statements
Statements in this news release that are not historical fact or that convey our view of future business, events or trends are specifically identified as forward-looking statements. Forward-looking statements are based upon our estimates and anticipation of future events and highlight certain risks and uncertainties that could cause actual results to vary materially from our expected results. We expressly claim the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, for any forward-looking statements in this news release.

Forward-looking statements represent our outlook only as of the date of this news release. Except as required by law or regulation, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Forward-looking statements are generally identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. When we address topics such as liquidity and capital requirements, the value of our investments, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other, similar matters, we are making forward-looking statements.

The following important factors are among those that could affect the actual outcome of future events:
general economic conditions, either nationally or in our market areas, that are different than anticipated;

regulatory, legislative and judicial actions or decisions that could affect our business plans or operations;

the enactment or repeal of tort reforms;

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formation or dissolution of state-sponsored malpractice insurance entities that could remove or add sizable groups of physicians from the private insurance market;

the impact of deflation or inflation;

changes in the interest rate environment

the effect that changes in laws or government regulations affecting the U.S. economy or financial institutions, including the Emergency Economic Stabilization Act of 2008 and the American Recovery and Reinvestment Act of 2009, may have on the U.S. economy and our business;

performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;

changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board, or the Securities and Exchange Commission;

changes in laws or government regulations affecting medical professional liability insurance or the financial community;

the effects of changes in the health care delivery system, including but not limited to the recently passed Patient Protection and Affordable Care Act;

uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;

the results of litigation, including pre- or post-trial motions, trials and/or appeals we undertake;

bad faith litigation which may arise from our handling of any particular claim, including failure to settle;

loss of independent agents;

changes in our organization, compensation and benefit plans;

our ability to retain and recruit senior management;

our ability to purchase reinsurance and collect payments from our reinsurers;

increases in guaranty fund assessments;

our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

changes to the ratings assigned by rating agencies to our insurance subsidiaries, individually or as a group;

changes in competition among insurance providers and related pricing weaknesses in our markets; and

the expected benefits from completed and proposed acquisitions may not be achieved or may be delayed longer than expected due to business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities, among other reasons.

Additional risk factors that may cause outcomes that differ from our expectations or projections are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

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